CERTIFICATE OF AMENDMENT
                                                        TO
                                               DECLARATION OF TRUST
                                                        OF
                                               KOBREN INSIGHT FUNDS

              The undersigned, Assistant Secretary of Kobren Insight Funds (the "Trust"), a Massachusetts business trust created under a Declaration of Trust dated September 13, 1996 (the "Declaration"), does hereby certify that pursuant to Article 8, Section 8.3 of the Trust's Declaration, as amended, the following votes were duly adopted by at least a majority of the Trustees of the Trust at a meeting held on October 22, 1998:


         VOTED: That pursuant to Article 5, Section 5.11 of the Kobren Insight Funds' (the "Trust") Declaration of Trust, one additional series of shares be, and hereby is, designated as Kobren Delphi Value Fund (the "Fund"), and an unlimited number of shares of beneficial interest, $.001 par value per share, is hereby allocated to the series, effective on or about November 3, 1998; and further

VOTED: That the appropriate officer of the Trust be, and they hereby are, authorized ----- and directed to execute all instruments and documents, and to perform such other acts as may be required to carry out the intents and purposes of the foregoing vote, including the filing of an Amendment to the Trust's Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, as they in their sole discretion deem necessary or appropriate.


         IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 11th day of December, 1998.



                                                 /S/GAIL A. HANSON
                                                   Gail A. Hanson

                                                   Assistant Secretary